Execution Version

Exhibit 2.5

CLOSING AGREEMENT AND FIRST AMENDMENT TO

PURCHASE AND SALE AGREEMENT

This Closing Agreement and First Amendment to Purchase and Sale Agreement (this “Amendment”) is made and entered into this 23rd day of December, 2025, by and among Amplify Energy Operating LLC, a Delaware limited liability company (“Amplify”) and Magnify Energy Services LLC, a Delaware limited liability company (“Magnify” and together with Amplify, “Sellers”) and EQV Alpha LLC, a Delaware limited liability company (“Buyer”).  Sellers, on the one hand, and Buyer, on the other hand, are sometimes referred to in this Amendment individually as a “Party” and collectively as the “Parties”.  Capitalized terms used but not defined in this Amendment shall have the meanings given to such terms in the Purchase Agreement (as hereinafter defined).

WHEREAS, Sellers and Buyer are parties to that certain Purchase and Sale Agreement dated as of October 28, 2025 (as the same may be amended or supplemented from time to time, the “Purchase Agreement”);

WHEREAS, the Parties desire to amend the Purchase Agreement in the manner and upon the terms and conditions hereafter set forth;

NOW, THEREFORE, in consideration of the Closing of the transactions contemplated under the Purchase Agreement, the mutual promises and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Amendment to the Purchase Agreement.
(a)Amendment of Schedule 2.9(c) (Specified Material Contracts).  Effective as of the original Execution Date, the Purchase Agreement is hereby amended by deleting Schedule 2.9(c) (Specified Material Contracts) to the Purchase Agreement in its entirety and replacing it with Annex I hereto.
(b)Amendment of Schedule 2.11 (Consents and Preferential Purchase Rights).  Effective as of the original Execution Date, the Purchase Agreement is hereby amended by supplementing Schedule 2.11 (Consents and Preferential Purchase Rights) to the Purchase Agreement to include those matters described on Annex II hereto.
2.Agreement Regarding Certain Preferential Purchase Rights.  Notwithstanding anything to the contrary set forth in the Purchase Agreement (including in Section 10.1 of the Purchase Agreement), the Parties acknowledge and agree that the Assets subject to the Preferential Purchase Right listed in Annex III hereto (the “Specified Pref Right” and such affected Assets, the “Specified Pref Right Assets”) shall be included in the Assets conveyed to Buyer at Closing, there shall be no adjustment to the Purchase Price with respect thereto, and, subject to the remaining provisions of this Section 2, the compliance with such Specified Pref Right shall be an Assumed Liability.  If, after the Closing, the holder(s) of the Specified Pref Right validly elect to exercise such Specified Pref Right in connection with the Contemplated Transactions, Buyer shall be responsible for complying with such Specified Pref Right, and shall be entitled to any sale proceeds associated with the subsequent exercise thereof.

3.Agreement Regarding Certain Required Consents.  The Parties acknowledge and agree that the Required Consents described on Annex IV (Part 1) hereto have not been obtained as of the Closing Date.  Accordingly, pursuant to Section 10.2(a)(iii) of the Purchase Agreement, (a) the Properties described on Annex IV (Part 2) hereto (the “Specified Consent Properties”) shall not be conveyed to Buyer at Closing and shall be treated as Retained Assets pursuant to Section 10.2(a)(iii) of the Purchase Agreement unless and until conveyed to Buyer in accordance with the Purchase Agreement and (b) the Purchase Price shall be adjusted downward at Closing in the amount of $2,607,649.53, representing the Allocated Value of the Specified Consent Properties (or portion thereof burdened by such unobtained Required Consents).  Nothing herein shall be construed to amend, modify or otherwise waive any of the Parties rights or obligations under Section 10.2 of the Purchase Agreement (including any obligations to be performed after the Closing) pertaining to such Required Consents and the associated Subject Properties.
4.Agreement Regarding Alleged Title Defects.
(a)Subject to the remaining terms of this Section 4, the Parties hereby acknowledge and agree that the Title Defects asserted by Buyer in that certain Title Defect Notice sent by Buyer to Sellers on December 12, 2025 have been resolved or cured in a manner such that the aggregate Title Defect Value of such Title Defects now equal an amount that is less than the Aggregate Defect Deductible.
(b)After Closing, Sellers shall (i) finalize, execute (and have Sabine East Texas Basin LLC, a Delaware limited liability company, execute), notarize and record in the applicable real property records the Assignment and Conveyance substantially in the form attached hereto as Annex V (the “Sabine Assignment”) as promptly as practicable but in any event no later than 30 days after Closing, and (ii) provide a recorded copy of each such recorded Sabine Assignment to Buyer as soon as practically possible after recordation thereof. Promptly after the recording of the Sabine Assignment in the applicable real property records, (x) Sellers and Buyer shall execute and notarize an Assignment and Bill of Sale substantially in the form attached to the Purchase Agreement as Exhibit E-1 from Sellers to Buyer conveying the assets and interests Sellers obtained pursuant to the Sabine Assignment and (y) Buyer shall record such Assignment and Bill of Sale in the applicable real property records, and provide a recorded copy of each such recorded Assignment and Bill of Sale to Sellers, as soon as practically possible after recordation thereof.
(c)Given that certain Title Defects asserted by Buyer in the Title Defect Notice that fell below the Aggregate Defect Deductible were not cured or addressed (whether partially or wholly), after Closing until the expiration of the Transition Service Term under the Transition Services Agreement, Sellers agree to use commercially reasonable efforts and cooperate with reasonable requests from Buyer to continue to assist Buyer’s efforts to cure such Title Defects (at no out of pocket cost, expense or liability to Sellers) or identify records in Sellers’ possession supporting title to the applicable Assets, in each case, to the extent possible.
5.Agreement Regarding Letters-in-Lieu.  The Parties agree to cooperate in good faith to finalize and execute, as promptly as practicable after Closing, letters-in-lieu of transfer order to purchasers of production from the Wells and/or Third Party operators of the Assets substantially in the form attached hereto as Annex VI.

6.Agreement Regarding Change of Operator Forms.  The Parties agree to cooperate in good faith to finalize and execute, as promptly as practicable after Closing, any remaining regulatory documentation (on forms prepared by Sellers with reasonable cooperation from, and reasonably satisfactory to Buyer) as are necessary to designate Buyer of operator of such Wells for each Well operated by a Seller or its applicable operating Affiliate.
7.Compliance with Purchase Agreement; Ratification.  The Parties acknowledge that this Amendment complies with the requirements to alter or amend the Purchase Agreement, as stated in Section 12.7 of the Purchase Agreement.  The Purchase Agreement, as amended herein, is ratified and confirmed, and all other terms and conditions of the Purchase Agreement not modified by this Amendment shall remain in full force and effect.  From and after the execution of this Amendment, all references to the Purchase Agreement shall be considered to be references to the Purchase Agreement as modified by this Amendment.
8.Counterparts.  This Amendment may be executed and delivered (including by e-mail transmission) in one or more counterparts, each of which shall be deemed to be an original copy of this Amendment and all of which, when taken together, shall be deemed to constitute one and the same agreement.
9.Annexes.  Exhibits and Schedules.  All of the Annexes, Exhibits and Schedules referred to in this Agreement are incorporated into this Agreement by reference and constitute a part of this Agreement for all purposes.  Each Party and its counsel have received a complete set of Annexes, Exhibits and Schedules prior to and as of the execution of this Agreement.
10.Incorporation.  The provisions of the following Sections of the Purchase Agreement are hereby incorporated into this Amendment, mutatis mutandis: Sections 12.3 through 12.10 and Sections 12.15 through 12.17.

[Signature pages follow.]

IN WITNESS WHEREOF, this and Amendment has been signed by each of the Parties as of its date of execution.

SELLERS:

AMPLIFY ENERGY OPERATING LLC

By:/s/ Daniel Furbee

Name:Daniel Furbee

Title:Chief Executive Officer

MAGNIFY ENERGY SERVICES LLC

By:/s/ Daniel Furbee

Name:Daniel Furbee

Title:Chief Executive Officer

Signature Page to Amendment to Purchase and Sale Agreement

BUYER:

EQV ALPHA, llc

By:/s/ Tyson Taylor

Name:Tyson Taylor

Title:President and Secretary

Annex VI to Amendment to Purchase and Sale Agreement